                                                                       EXHIBIT 8

                                                                   June 12, 1995

The Bank of New York Company, Inc.,
        One Wall Street,
                New York, NY 10286.

The Putnam Trust Company of Greenwich,
        10 Mason Street,
                Greenwich, CT 06836.


Ladies and Gentlemen:

        We have acted as counsel to The Bank of New York Company, Inc. ("BNY") in connection with the Agreement and Plan of Merger, dated as of March 25, 1995 (the "Merger Agreement"), by and between BNY and The Putnam Trust Company of Greenwich ("Putnam Trust"), which provides for the merger (the "Merger") of Putnam Trust with and into a wholly owned subsidiary of BNY ("Merger Bank"). Unless otherwise indicated, capitalized terms used herein shall have the meanings given to such terms in the Merger Agreement.

        For purposes of this opinion we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

The Bank of New York Company, Inc.
The Putnam Trust Company of Greenwich                                      -2-


        (i) The Merger will be completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of BNY (the "Registration Statement"), including the Proxy Statement of Putnam Trust and Prospectus of BNY contained therein (the "Proxy Statement/Prospectus").

        (ii) The representations made to us by BNY in a letter dated June 12, 1995, the representations made to us by Putnam Trust in a letter dated June 8, 1995, the representations made to us by Mr. David W. Wallace in a letter dated June 8, 1995, the representations made to us by Mrs. David W. Wallace in a letter dated June 8, 1995 and the representations made to us by The Robert R. Young Foundation in a letter dated June 8, 1995, will be true and complete at the Effective Time.

        (iii) The Merger will qualify as a merger under the laws of the State of Connecticut.

        This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.

The Bank of New York Company, Inc.
The Putnam Trust Company of Greenwich                                      -3-


        On the basis of the foregoing, it is our opinion that:

                (i) the Merger will be a "reorganization" within the meaning of Section 368(a) of the Code,

                (ii) no gain or loss will be recognized by BNY, Putnam Trust or Merger Bank as a result of the Merger,

                (iii) no gain or loss will be recognized by shareholders of Putnam Trust who exchange their shares of Putnam Trust Common Stock for BNY Common Stock in the Merger (except to the extent of any cash paid in lieu of fractional shares or any state and local transfer taxes paid on behalf of a shareholder),

                (iv) the adjusted tax basis of whole shares of BNY Common Stock received by shareholders of Putnam Trust who exchange their shares of Putnam Trust Common Stock for BNY Common Stock in the Merger will be the same as the adjusted tax basis of the shares of Putnam Trust Common Stock exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received) and

                (v) the holding period of the shares of BNY Common Stock received in the Merger will include the period during which the shares of Putnam Trust Common Stock

The Bank of New York Company, Inc.
The Putnam Trust Company of Greenwich                                      -4-


exchanged therefor were held, provided such shares of Putnam Trust Common Stock were held as capital assets at the Effective Time.

        We express no opinion as to the effect of the Merger on Putnam Trust or any shareholder of Putnam Trust in respect of any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of each year under a mark-to-market system of accounting.

        We hereby consent to the reference to us under the heading "THE MERGER
- -- Certain Federal Income Tax Considerations" in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.
In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                        Very truly yours,

                                                        /s/ Sullivan & Cromwell